   As filed with the Securities and Exchange Commission on September 23, 2003

                                           Registration Statement No. 333-102629
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                          PRE-EFFECTIVE AMENDMENT NO.3

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                               CCP WORLDWIDE, INC.
                 (Name of small business issuer in its charter)

          Delaware                       3086                    45-0486747
(State of incorporation or     (Primary Standard Industrial  (I.R.S.Employer
jurisdiction of organization)  Classification Code Number)   Identification No.)

                              ---------------------

                        6040-A Six Forks Road, Suite 179
                          Raleigh, North Carolina 27609
                                 (919) 872-0401
          (Address and telephone number of principal executive offices)

                             ----------------------

                           Corporation Service Company
                              2711 Centerville Road
                                    Suite 400
                           Wilmington, Delaware 19808
                                  (800)927-9800
            (Name, address and telephone number of agent for service)

                            ------------------------


     Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                           Gottbetter & Partners, LLP
                         488 Madison Avenue, 12th Floor
                            New York, New York 10022
                                 (212) 400-6900
                            ------------------------


      Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
   TITLE OF EACH CLASS           AMOUNT BEING   OFFERING PRICE     MAXIMUM AGGREGATE      AMOUNT OF
OF SECURITIES BEING REGISTERED    REGISTERED     PER SHARE (1)     OFFERING PRICE (1)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Shares of Common Stock . . . . .   1,995,000         $.10               $199,500             $25
---------------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . .                                        $199,500             $25
---------------------------------------------------------------------------------------------------------
Amount Due. . . . . . . . . . .                                                              $25
=========================================================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457.

                            -------------------------

        THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

SUBJECT TO COMPLETION.  DATED                                , 2003.

PROSPECTUS



                               CCP WORLDWIDE, INC.


                        1,995,000 SHARES OF COMMON STOCK



         This prospectus relates to the resale by the selling stockholders of 1,995,000 shares of our common stock. The selling stockholders will sell the shares from time to time at $.10 per share until our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. There is no set minimum or maximum number of shares that can be purchased by an investor. There is no assurance that our common stock will be included on the OTCBB. We will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of this offering. This is the initial registration of any of our shares. Further, we do not have operations worldwide. Our current operations are limited to the U.S.


         This offering will terminate on the earlier of:

         o the date that all shares offered by this prospectus have been sold by the selling shareholders;

         o twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC; or

         o the date all of the selling shareholders may sell all of the shares described herein without restriction by the volume limitations of Rule 144(k) of the Securities Act.

         No public market currently exists for the shares of common stock.

         AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                      The date of this prospectus is , 2003

                                TABLE OF CONTENTS


                                                                            Page

Summary........................................................................3

Risk Factors...................................................................5

Cautionary Note Regarding Forward-Looking Statements...........................7

Determination of Offering Price................................................8

Use of Proceeds................................................................8

Capitalization.................................................................8

Management's Discussion and Analysis of Financial Condition and Results of
    Operations.................................................................8

Dividend Policy...............................................................14

Description of Business.......................................................14

Directors, Executive Officers, Promoters and Control Persons..................20

Executive Compensation........................................................21

Security Ownership of Certain Beneficial Owners and Management................24

Certain Relationships and Related Transactions................................25

Description of Securities.....................................................26

Selling Stockholders..........................................................27

Plan of Distribution..........................................................30

Market for Common Equity......................................................32

Legal Proceedings.............................................................33

Legal Matters.................................................................33

Experts.......................................................................33

Where You Can Find More Information...........................................33

Index to Financial Statements.................................................34

                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until  ____,  2003 (90 days  from  the  date of this  prospectus),  all
dealers  that  effect   transactions  in  these   securities,   whether  or  not
participants in this offering, may be required to deliver a prospectus.

                                     SUMMARY


         This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors".


BUSINESS


         CCP Worldwide, Inc. ("CCP"), through its wholly owned operating subsidiary Custom Craft Packaging, Inc. ("Custom Craft") plans to manufacture cross-linked polyethylene foam. Cross-linked polyethylene is a raw material used by fabricators in the production of many and various foam products such as medical devices, toys, automotive parts, plumbing components, floatation products and industrial applications. Foam fabricators utilize the raw material cross-linked polyethylene in the design and development of these end use products by working with their own engineering staff in conjunction with end use customers. Further, we do not have operations worldwide. Our current operations are limited to the U.S.


         Since 1993, Custom Craft has been a broker in the packaging business. Custom Craft primarily brokers corrugated boxes and foam packaging for the manufacturers of industrial and consumer products. Neither CCP nor Custom Craft have any manufacturing experience. CCP is located at 6040-A Six Forks Road, Suite 179, Raleigh, North Carolina 27609; CCP's phone number is (919) 872-0401.



                                  THE OFFERING

Shares offered by the selling stockholders.. 1,995,000

Common stock outstanding.................... 4,995,000

Use of proceeds............................. The   selling   stockholders   will
                                             receive the net  proceeds  from the
                                             sale of  shares.  We  will  receive
                                             none of the proceeds  from the sale
                                             of   shares    offered    by   this
                                             prospectus.

                      SUMMARY OF HISTORICAL FINANCIAL DATA


         In the table below, we provide you with summary historical financial information of CCP Worldwide, Inc. This selected financial data relates to CCP's box brokerage operations and is not indicative of CCP's proposed future manufacturing operations that will require additional funding of $4,500,000. The following statement of income data for the years ended December 31, 2002 and 2001 and the balance sheet data as of December 31, 2002 are derived from the audited financial statements of CCP Worldwide, Inc.


         The following financial data should be read in conjunction with, and is qualified by reference to, "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of CCP Worldwide, Inc. including the notes to these financial statements, included elsewhere in this registration statement/prospectus.

                       CCP WORLDWIDE, INC. and Subsidiary

                       Selected Historical Financial Data




                                            For the Six Months Ended June 30,        Year Ended December 31,
                                              -----------------------------       -----------------------------
                                                 2003               2002              2002             2001
                                              -----------       -----------       -----------       -----------
                                              (Unaudited)        (Unaudited)
Statement of Operations Data:
       Total Revenue                          $    88,652       $   176,339       $   288,919       $   399,848
       Net Loss                                  (123,772)           (5,135)          (39,731)          (11,474)
       Net Loss Per Common Share - Basic            (0.02)               **             (0.01)               **
       Weighted Average Common Shares
             Outstanding - Basic                4,995,000         3,000,000         3,168,745         3,000,000

                                               June 30,         December 31,
                                                 2003              2002
                                              -----------       -----------
                                              (Unaudited)
Balance Sheet Data:
       Cash                                      $ 16,511       $133,927
       Working Capital (Deficiency)                (7,079)       116,693
       Total Assets                                34,282        161,095
       Total Shareholders' (Deficiency) Equity     (7,079)       116,693

       **Amount is less than $0.01.


                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. All of the known material risks inherent in this offering are addressed below. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

         If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

WE HAVE NO EXPERIENCE IN, OR REVENUES FROM, THE MANUFACTURING OF CROSS-LINKED POLYETHYLENE FOAM, WHICH MAY RESULT IN THE FAILURE OF CCP AND THEREFORE YOU MAY LOSE ALL OF YOUR INVESTMENT.

         Although CCP's operating subsidiary Custom Craft Packaging, Inc. has had operations since 1993, neither CCP nor its operating subsidiary Custom Craft
Packaging  have   experience  in,
or revenues from, the manufacturing of cross-linked polyethylene foam. This lack of manufacturing experience and revenues may make it more difficult for CCP to succeed as a manufacturer of cross-linked polyethylene foam. Therefore, you may lose all of your investment.

UNLESS WE RAISE AN ADDITIONAL $4,500,000 TO BEGIN OPERATIONS TO MANUFACTURE CROSS-LINKED POLYETHYLENE FOAM, YOU MAY LOSE ALL OF YOUR INVESTMENT.

         We need to raise an additional $4,500,000 to begin operations to manufacture cross-linked polyethylene foam. We have no commitments from any funding sources to raise the additional $4,500,000 needed. If we fail to raise this additional $4,500,000 we will not be able to begin production and you may lose all of your investment.


WE PLAN TO DO TWO PRIVATE OFFERINGS OF OUR COMMON STOCK IN 2004 TO RAISE AN ADDITIONAL $4,500,000, WHICH WILL FURTHER DILUTE YOUR OWNERSHIP INTEREST IN CCP.

         We plan to do two private offerings of our common stock in 2004. We will seek to raise an additional $4,500,000, which will further dilute your ownership interest in CCP. We have no commitments from any funding sources to raise the additional $4,500,000 needed in 2004. We do not know what the offering price of the stock may be.


IF WE FAIL TO ENTER INTO AN AGREEMENT WITH A COMPANY THAT CAN PROVIDE THE EQUIPMENT AND EXPERTISE TO MANUFACTURE CROSS-LINKED POLYETHYLENE FOAM, YOU MAY LOSE ALL OF YOUR INVESTMENT.

         We need to enter into an agreement with a company that can provide the equipment and expertise to manufacture cross-linked polyethylene foam. We have no commitments from any such company to provide the needed equipment and manufacturing expertise. Failure to enter into such an agreement would prevent us from operations and you may lose all of your investment.

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

         There is no public market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares, and therefore your investment would be a complete loss.

WE MAY NOT QUALIFY FOR OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD INCLUSION, AND THEREFORE YOU MAY BE UNABLE TO SELL YOUR SHARES.

         Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. CCP has engaged a broker/dealer who has filed a Form 211 with the National

Association of Securities Dealers ("NASD") in order to allow the quotation of CCP's common stock on the OTCBB. The market maker has committed to make a market in our securities once the Form 211 clears with the NASD. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities.

OUR  PRESIDENT  AND  CHAIRMAN  OF  THE  BOARD  OF  DIRECTORS  BENEFICIALLY  OWNS
APPROXIMATELY 60% OF OUR STOCK; HIS INTERESTS COULD CONFLICT WITH YOURS; SHAREHOLDERS MAY BE UNABLE TO EXERCISE CONTROL.


         As of September 23, 2003, our president and chairman of the board of directors, David R. Allison, was the beneficial owner of approximately 60% of our common stock. As a result, Mr. Allison will have significant ability to:


         o        elect or defeat the election of our directors;

         o amend or prevent amendment of our articles of incorporation or bylaws;

         o effect or prevent a merger, sale of assets or other corporate transaction; and

         o control the outcome of any other matter submitted to the shareholders for vote.

         As a result of his ownership and position, our president and chairman of the board of directors is able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

OUR PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS BENEFICIALLY OWNS APPROXIMATELY 60% OF OUR STOCK; SIGNIFICANT SALES OF STOCK HELD BY HIM COULD HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE.


         As of September 23, 2003, our president and chairman of the board of directors, David R. Allison, was the beneficial owner of approximately 60% of our common stock. As a result, sales of significant amounts of shares held by Mr. Allison, or the prospect of these sales, could adversely affect the market price of our common stock.



              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.


                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the common stock being registered. CCP arbitrarily determined the proposed offering price per share.


                                 USE OF PROCEEDS

         We will not receive  any  proceeds  from the sale of the  stockholder's
shares  offered  by  this  prospectus.   All  proceeds  from  the  sale  of  the
stockholders' shares will be for the account of the selling shareholders.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2003.


 Total Liabilities.................................................................... $    41,361
 Stockholders' equity:
       Common stock, $.001 par value; authorized 100,000,000 shares, issued and
          outstanding 4,995,000 shares ...............................................       4,995
       Preferred stock, $.0001 par value; authorized 5,000,000 shares, issued and
          outstanding -0- ............................................................           0
       Additional paid-in capital.....................................................     136,181
       Retained earnings (deficit)....................................................    (148,255)
 Total shareholders' (deficit) equity.................................................      (7,079)
 Total capitalization.................................................................      34,282


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         CCP plans to manufacture cross-linked polyethylene foam. CCP has no experience in manufacturing cross-linked polyethylene foam, or experience in any type of manufacturing, and needs to raise $4,500,000 in order to begin manufacturing. Therefore, CCP believes that the operating history of its operating subsidiary Custom Craft Packaging, Inc. is not in any way indicative of the results that may be expected from the planned manufacture of cross-linked polyethylene foam.

PLAN OF OPERATIONS FOR THE NEXT TWELVE MONTHS

CCP's plan of operations for the next twelve months is as follows:



                                MILESTONES                                              COSTS

4th Quarter 2003-
-----------------
1.       CCP will evaluate  alternate plans and  specifications  of overseas and
         domestic major equipment such as mixers, mills and presses.                    None

2.       Evaluate  and  detail  "Plan of  Operations",  such as  final  employee        None
         positions,   responsibilities,   training   procedures  and  respective
         time-lines for implementation.

1st Quarter 2004-
-----------------
3.       Establish terms and initiate  Private Offering of CCP's common stock to        $25,000
         raise  $1,500,000  as part of the  overall  $4.5  million  requirement.
         Proceeds  will be used for working  capital and initial  capital  asset purchases.

4.       Interview,    select   and   hire    financial    manager   and   sales        $15,000-$18,000/mo.
         manager-salaries: (following completion of #3)

5.       Locate and evaluate  alternative sites for manufacturing  facility that        None
         meet   specifications   such  as   size   and   structure,   utilities,
         transportation access and qualified employees.

6.       Select  temporary office and warehouse  facility-rental  property to be        $4,000-$6,000/mo.
         used prior to availability of permanent facility.

7.       CCP  will   purchase   cross-linked   polyethylene   products   from  a        $50,000-$100,000
         manufacturer  that  represent the products and product  characteristics
         CCP will be  manufacturing.  CCP will introduce and sell those products in its market to initiate and establish a market presence.

CCP anticipates generating revenue from these purchased products during the second quarter of 2004.

2nd Quarter 2004-
-----------------
8.       Establish  terms and initiate  second Private  Offering of CCP's common        $25,000
         stock to raise $3,000,000. Proceeds will be used for additional working capital and major capital asset purchases.

9.       Interview,  select  and  hire  production  manager-salary:   (following        $6,000-$8,000/mo.
         completion of #8).

10.      Complete the evaluation that meets the criteria as outlined in #5 above and select  the  manufacturing  facility.  Upon  completion  of a lease
         Agreement,  initiate  preparation  of facility  for  production.  lease
         expense:                                                                       $20,000-$30,000/mo.

11.      Process  environmental  permits-  permit fees for air,  water and solid
         waste, with N.C. Department of Environment Natural Resources.                  $1,165

12.      Process   building  and  electrical   permits  with  local   regulatory
         jurisdiction.                                                                  $1,000-$2,000

13.      Develop a Company web site to present an overview of the  Company,  its        $4,000-$8,000
         products, contacts and other information.

3rd Quarter 2004-
-----------------
14.      Place  orders  for  major  manufacturing  equipment  as  selected  from        $2.3 to $2.6 million
         evaluation  process (#1 above).  This order will include  mixer,  mill, presses and molds.

15.      Place orders for equipment categorized as "supporting equipment".  This        $380,000
         order  includes  indirect  production  equipment  such  as the  boiler, cooling tower,  air compressor,  lab equipment fork trucks,  scales and other related equipment.

16.      Place orders for upfitting manufacturing facility to meet all equipment        $150,000
         and production  specifications.  These include wiring,  plumbing,  dock preparation, rack systems and others.

17.      Place  orders  for  office  equipment  and  computers.   This  includes        $80,000
         integrated computer system, software, phone system and others.

18.      Interview, select and hire chemist and quality control manager-salary:         $6,000-$8,000/mo.

19.      Prepare the processes and procedures for production  including  Manuals for products,  quality control, employees and training. related manuals
         and products:                                                                  $5,000-$10,000

20.      Develop  sales  catalogues  and product  promotion  materials.  Printer
         costs:                                                                         $10,000-$12,000


In the fourth quarter of 2004, the Company anticipates the start-up of operations and the generation of revenue from these operations.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 2002 AND 2001 AND FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002

Net sales fell from $399,848 for the year ended December 31, 2001 to $288,919 for the year ended December 31, 2002, a difference of $110,929 or 28%. Net sales for the six months ended June 30, 2002 were $176,339, compared to the six months ended June 30, 2003, which were $88,652, a difference of $87,687 or 50%. CCP believes that this decrease was a result of the general economic downturn and the loss of a significant amount of business from a major customer, Carolina Classic Catfish, where sales declined from $136,479 for the six months ending June 30, 2002 to $39,940 for the six month ending June 30, 2003. This material loss of business accounted for the majority of the sales decline for both comparative periods.

Cost of sales decreased from $344,511 in 2001 to $244,733 in 2002, a difference of $99,778 or 29%. Cost of sales for the six months ended June 30, 2002 were $155,421 compared to the six months ended March 31, 2003, which were $71,129, a difference of $84,292 or 54%. This decrease reflected CCP`s decrease in sales volume. CCP`s gross profit margin for the year end 2001 was 14% of net sales, compared to 15% for the year end 2002, essentially unchanged. CCP believes this is due to slow sales activity from the continuing customer base representing generally higher margin business. CCP's gross profit margin for the first six months of 2002 was 12% of net sales, compared to 20% for the first six months of 2003. CCP believes this increase is due to higher gross margins of sales to continuing accounts other than the previously mentioned loss of sales from a significant customer.

Operating expense largest component was for shareholder compensation, which remained constant at $45,000 the years ended December 31, 2001 and 2002. This compensation is a non-cash amount recorded by the Company to properly reflect the services provided by the sole shareholder of Custom Craft Packaging, Inc., ("Custom Craft") (CCP's sole operating subsidiary) prior to its acquisition by CCP on September 23, 2002. Prior to the acquisition, Custom Craft was subject to the provisions of Subchapter "S" of the Internal Revenue Code, whereby income
(loss) of Custom Craft was pass through to it sole shareholder. Because Custom Craft's shareholder was compensated for his services primarily through the distribution of the corporation's net income, the expenses of the corporation did not include expenses representing the fair value of those services This compensation was recorded to properly reflect the fair value of the sole shareholders' services rendered to Custom Craft, in the accompanying consolidated financial statements.

For the six months ended June 30, 2003 shareholder compensation was $36,814, which reflects the salary to the former sole shareholder of Custom Craft, David Allison the President of CCP. For the six months ended June 30, 2002, shareholder compensation reflects the above mentioned fair value deemed to have been earned by the sole shareholder prior to CCP's acquisition of Custom Craft.

Selling General and administrative ("SG&A") expenses increased slightly from $21,686 to $25,080 for the years ended December 31, 2001 and 2002, respectively, a difference of $3,394 or 16%. SGA for the six months ended June 30, 2003 and 2002 was $20,090 and $8,495, respectively, an increase of $11,595 or 136% reflecting the increase in these expenses as management fully implements their growth strategy.

Professional fees are up for the year ended December 31, 2002 and the six months ended June 30, 2003 as compared to their respective prior period. These fees are primarily legal and accounting, incurred by the Company in their ongoing registration process to become a reporting company with the SEC.

Net loss for the year ended December 31, 2002 and the six months ended June 30, 2003 are up when compared to the respective prior period. This increase is primarily reflected in the above operating expenses. Such increases are due primarily to the Company's focus on completing its registration statements with the SEC.


LIQUIDITY AND CAPITAL RESOURCES


Since inception CCP has financed its operations with cash flow from operations and since the year ended December 31, 2002 through the private sale of its common stock.

CCP had a net loss of $11,474 for the year ended December 31, 2001 compared to a net loss of $39,731 for the year ended December 31, 2002. This increase in net loss is primarily attributable to a decrease in net sales in 2002, and an increase in legal and accounting expenses incurred in the fourth quarter of 2002 related to the Company's focus on completing its registration and becoming a reporting company with the SEC. CCP had net loss of $5,135 for the six months ended June 30, 2002 compared to a net loss of $123,772 for the six months ended June 30, 2003. This loss was attributable to a decrease in net sales and a significant increase in legal and accounting expenses, as referenced.

Net Cash provided by operating activities was $970 for the year ended December 31, 2002, compared to $46,708 provided for the year ended December 31, 2001. This decrease is attributed to the decrease in sales and the aforementioned increased in legal and accounting expenses, resulting in a higher net loss in the year ended December 31, 2002. The cash was primarily provided due to the fact that the majority of the expenses for both the years end December 31, 2002 and 2001, were related to the non-cash compensation recorded by the Company to properly reflect the services provided by the sole shareholder of Custom Craft Packaging, Inc., ("Custom Craft"). This was done to reflect the value of services provided by the sole shareholder to Custom Craft prior to its acquisition by CCP. This non-cash shareholder compensation was $45,000 for both years ended December 31, 2002 and 2001. The six months ended June 30, 2002 had only half-a-year of non-cash shareholder compensation of $17,000, and accordingly a total of $4,888 was used in operating activities. For the six months ended June 30, 2003, there was no non-cash shareholder compensation, which together with an increase in expenses related to the Company focusing on their new management plan, resulted in $114,616 being used in operations.

Net cash provided by investing activities for both the years ended December 31, 2002 and 2001 and the six months ended June 30, 2002 and 2003, reflect the issuance/repayments of a loan receivable to Custom Craft's sole shareholder.

Cash flows from financing activities increased to $120,069 in the year ended December 31, 2002 primarily from the sale of common stock cash. Distributions to shareholders in the years ended December 31, 2002 and 2001, and the six months ended June 30, 2002, occurred while Custom Craft was subject to the provisions of Subchapter "S" of the Internal Revenue Code, during which time Custom Craft's shareholder was compensated for his services primarily through the distribution of the corporation's net income. The sale of the Company's common stock is the primary increase of cash at December 31, 2002 as compared to December 31, 2001.

The Company anticipates requiring external financing to fund its operations in the future. Such financing is expected to be through the sale of common stock and/or debt issuances. In addition the Company is anticipating funding future capital expenditures through capital and operating leases, and other forms of debt. Management believes that they have an adequate amount of capital thorough the year-end December 31, 2003. If management is unable to generate external financing, it may not be able to proceed with current business plan, and accordingly operations would have to be curtailed. However, management believes that the current operations of the packaging products business has been profitable and has produced positive cash flow since its inception in 1993. Management believes that the current cash flow short falls are related primarily to the cost of filing this registration statement and the implementation of their business plans. These are expected to be expenses that should not occur in the future. For current operations, the brokerage process for the cost of goods sold is known. Prices are quoted to Custom Craft prior to a purchase order being issued for all items sold. With a known cost basis a positive return has been achieved on every sale. Custom Craft also benefits from terms of sale of 30 days from its suppliers. Therefore, the Company does not foresee an external capital requirement for the continued operation of its existing packaging business.

CCP current business plan requires additional capital of approximately $4,500,000 to begin the manufacture of cross-linked polyethylene foam. CCP will seek to sell additional equity securities through two private offerings. CCP will seek to raise $1,500,000 in the first quarter of 2004, and $3,000,000 in the second quarter of 2004. CCP anticipates doing these offerings on a `best-efforts` basis. CCP does not have any commitment from any sources to raise this capital. The sale of additional equity securities will result in dilution to CCP`s stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to CCP, if at all. Further, CCP has no external sources of liquidity. If CCP were unable to raise the $4,500,000 necessary to implement the cross-linked polyethylene aspect of its business, CCP would continue as a packaging products business. In addition, CCP would still seek to include cross-linked polyethylene as a product offering. CCP would seek to purchase cross-linked polyethylene from other manufacturers and distribute the product in the United States. Currently, CCP has no material commitments for capital expenditures.

The current operations of the packaging products business have been profitable and have produced positive cash flow since its inception in 1993. In the brokerage process the cost of goods sold is known. Prices are quoted to Custom Craft prior to a purchase order being issued for all items sold. With a known cost basis a positive return has been achieved on every sale. Custom Craft also benefits from terms of sale of 30 days from its suppliers. Therefore, CCP does not foresee an external capital requirement for the continued operation of its existing packaging business.

In addition to some of the above immediate expenditures expected in the next twelve months, the cost of this Form SB-2 securities registration statement is estimated to be approximately $120,000, of which approximately of $55,000 has been paid from the proceeds of the private equity offering that CCP conducted from November 2002 to December 2002. The value will be charged to expenses as incurred.




                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.



                             DESCRIPTION OF BUSINESS

         CCP Worldwide, Inc. ("CCP") was incorporated under the laws of Delaware on September 23, 2002. Our current operations are conducted through our wholly owned subsidiary Custom Craft Packaging, Inc. ("Custom Craft"), which was incorporated under the laws of North Carolina on July 28, 1993. On September 23, 2002, David Allison, the sole shareholder of Custom Craft Packaging, Inc., sold all of his Custom Craft Packaging, Inc. shares to CCP in exchange for 3,000,000 shares of CCP.

         Custom Craft has been in the packaging business since 1993. Custom Craft primarily supplies corrugated boxes and foam packaging for the manufacturers of industrial and consumer products, to assist these manufacturers in the successful and safe distribution and shipping of their products. The box materials include folding cartons, chipboard, solid fiber boxes and corrugated plastic. The foam packaging includes polyethylene, polyurethane and expanded polystyrene foams. Custom Craft evaluates its customers' needs with respect to many variables include product fragility, method of product distribution and point of sale requirements.


         The two primary packaging products sold by Custom Craft are corrugated boxes and displays (point of purchase consumer product advertisements). There are basically two kinds of corrugated packaging manufacturing plants. (Neither Custom Craft nor CCP are involved in the manufacturing of these products.)

         1. Corrugated Plants- Corrugated plants utilize corrugators to combine linerboard and medium (the center corrugated portion) into corrugated sheets. These plants also have equipment such as multi-color flexo presses, rotory and flat platen die cutters and specialty gluers that convert sheets into finished corrugated products including boxes, point of sale displays and protective inner packaging.

         2. Sheet Plants- Sheet plants are similar to corrugated plant, however, they purchase already combined corrugated sheets and then convert them into boxes, point of sale displays and protective inner packaging.

         Other differences are related to scale and function. A corrugator is the piece of equipment that combines the linerboard and medium into corrugated sheets. Corrugators require large capital investments. To assure maximum utilization of this investment, the large high speed converting equipment indicated above, is installed in corrugated plants. Sheet plants typically employ more specialized and flexible converting equipment that produces a greater variety of finished packaging products but at lesser speeds and volumes than the corrugated converter. Custom Craft utilizes both larger high-speed corrugated suppliers and smaller sheet suppliers to meet the variety of its customer's needs.

         The largest end-use market for corrugated products is food and beverage
packaging.    Other   major    end-users    are   printing    and    publishing,
cosmetics/toiletries, automotive, appliances and hardware/houseware.


         Custom Craft acts as an intermediary between the manufacturer of packaging materials and the end users. Custom Craft buys the appropriate packaging materials from the manufacturer and then ships these materials to Custom Craft's customers, the end users. The manufacturer sends its invoice to Custom Craft and then Custom Craft adds a markup cost and then bills its customers. Neither CCP nor Custom Craft have any manufacturing experience.

CUSTOM CRAFT'S DEPENDENCE UPON MAJOR CUSTOMERS


         The percent of revenues generated to Custom Craft from its three major customers for the year ended December 31, 2002 are as follows: Carolina Classic Catfish in Ayden, North Carolina 69%; Camper Products in Henderson, North Carolina 8%; and Zurn Industries in Sanford, North Carolina 7%. For the 6 month period of January 2003 through June 2003, Custom Craft produced sales from 11 customers. The percent of revenues generated by major customers for this period is as follows: Carolina Classic Catfish 45%; Camper Products 21%; and AATCC in RTP, North Carolina 11%. These three customers have a good payment history.


CCP'S PLANNED BUSINESS

         CCP plans to manufacture cross-linked polyethylene foam. Cross-linked polyethylene foam is a raw material used by fabricators in the production of many and various foam products such as medical devices, toys, automotive parts, plumbing components, floatation products and industrial applications. Foam fabricators utilize the raw material cross-linked polyethylene foam in the design and development of these end use products by working with their own engineering staff in conjunction with end use customers. CCP plans to supply the raw cross-linked polyethylene foam to manufacturers who will produce the end use products. However, CCP will not produce any of the end use products made from the raw cross-linked polyethylene foam.

         The process of cross-linked polyethylene foam manufacturing begins with the mixing of prescribed volumes of various resins and other chemicals. CCP believes that these resins and chemicals are readily available. Once mixed, the chemical base is fed through a mill to roll into a thin sheet. The sheets are then cut to specific sizes and stacked. Each individual "stack" is put into a mold and then heated to a specified temperature for a specified duration. The product is removed from the mold, cleaned and made ready for shipment.


         The cross-linked polyethylene foam product as it comes out of a mold is termed a "bun". The most common industry standards for bun sizes are 4" x 48" x 72", 3" x 48" x 72", and 4" x 30" x 96". Buns of cross-linked polyethylene foam are produced in densities ranging from 1.5 to 8 lbs. per cubic foot. Buns are sold by the price per board foot of a given density of material. A board foot is calculated by length x width x thickness divided by 144.

         Cross-linked polyethylene foam is non-porous, which means it does not absorb water. This makes it a primary material for use in flotation devices. It is resistant to "creep" which means it maintains its compression qualities over a long period of time. It is lightweight, flexible and durable. This makes it an ideal material for use in insoles of athletic and walking shoes. Cross-linked polyethylene foam has a very "tight" cell structure which makes it smooth and non-abrasive. This characteristic supports uses in athletic mats and medical prosthetics.



         The potential market for cross-linked polyethylene foam are fabricators and distributors. As indicated, fabricators physically convert foams into end use products. Distributors also have a significant role in the distribution chain of cross-linked polyethylene foam. Since distributors maintain inventory and can provide cross-linked polyethylene foam in short lead times and in less than truck load quantities, many fabricators rely on distributors for foam materials. Therefore, distributors will be a target market for our cross-linked polyethylene foam.

         The following industries and industry categories are the primary end users of cross-linked polyethylene:

o  Automotive Cushion and Component        o  Gaskets, Water Sport Floatation
   Parts                                      Devices
o  Shoes (Soles and Insoles)               o  Consumer and Novelty Products
o  Furniture Padding                       o  Wrestling Mats
o  Athletic Products                       o  Astro Turf Pads
o  Packaging                               o  Industrial and Medical Uses

         CCP must raise an additional $4,500,000 for equipment, working capital and related costs to begin the manufacture of cross-linked polyethylene.

COMPETITION


         The packaging industry that CCP currently operates in is highly fragmented and competitive. According to industry trade association "Association of Independent Corrugated Converters" (AICC), in the 2001 AICC "Profile of the Independent Corrugated Converters", there are approximately 600 corrugator plants in the U.S. and Canada. There are more than 800 additional sheet plants in the U.S. and Canada. The largest corrugated companies have multiple plants across the U.S., generally 40-50 individual plants with a presence in most major markets.

Examples of these are International Paper, Georgia-Pacific, Weyerhaeuser and Smurfit-Stone. The majority of the sheet plants are independently owned or have multiple operations within various regions.

         The common characteristic of packaging brokerage companies is the absence of any manufacturing or converting equipment. Packaging brokerage companies range from large national paper supply businesses such as XPEDX, owned by International Paper, to local and regional paper supply business, to independent businesses with one to several employees. CCP believes that the brokerage form of packaging suppliers exists in every major market in the U.S. However, CCP is not aware of any statistics on the size or scope of packaging brokerage companies. CCP represents a small percentage of the packaging sales in its market area, probably far less than one percent of the market.

         Regarding CCP's proposed cross-linked polyethylene foam business, below is a summary of the larger foam manufacturers (and their estimated market share) that would be considered competitors of CCP's proposed business. There are three manufacturers in the U.S. and two internationally that represent most of the industry supply.


                                    Estimated %      Estimated
   Company          Locations       of Bun Market    Annual Sales
   -------          ---------       --------------   -------------
    Celect     St. Johnsville, NY         24%         $13 million
               Richfield Springs, NY

    Voltek     Lawrence, MA               45%         $100 million
               Coldwater, MI

    Zote Foam  England                    18%         $10 million

    Toilon     Ontario, CA                 4%         $3 million

   Youngbow    Korea                       9%         $5 million

         Another significant market is the ethylene vinyl acetate-enhanced cross-linked polyethylene market.

                    Manufacturers of Ethylene Vinyl Acetate
                     Enhanced Cross-Linked Polyethylene Bun
                    ---------------------------------------
                                              Estimated
                    Company     Locations     Annual Sales
                    -------     ---------     -------------
                    Rubatex     Bedford, VA    $25  million

                    Monarch     Baltimore, MD  $12  million

         CCP will initially seek business east of the Mississippi River with future expansion to the West Coast, Canada, and Mexico.

         We will market CCP's products by the following:

         o        CCP internet web site (which has not yet been developed)

         o        Professional literature

         o        Attend and solicit at industry seminars and trade meetings

         o        Form customer alliances


         CCP believes that five producers control the cross-linked polyethylene foam industry. CCP currently has no competitive position in the cross-linked polyethylene foam industry. CCP has set a goal of obtaining the following percentage of the cross-linked polyethylene business over the next five years:
Year 1- approximately 1-1 1/2%; Year 3- approximately 4-5%; and Year 5-approximately 8-10%. However, CCP may not be successful in this goal.


EMPLOYEES

         CCP is planning to locate in rural North Carolina in an area that will provide a readily available labor force.

         CCP currently has no full-time employees. CCP's two officers and directors, David Allison and Ray Provencher and director Thomas Shute are currently working part-time. CCP plans to employ 25 hourly full-time employees and 10 full-time salaried employees by the end of the first year of operations. The range of pay for hourly employees will be from $8.00 per hour to $11.00 per hour. The range for salaried employees will be from $22,000 per year to $75,000 per year.

SUPPLIER

         CCP plans to purchase supplies, including polyethylene resin, for the production and manufacture of cross-linked polyethylene foam buns. The major supplies may be purchased from the companies listed below:

               Supplier                             Location
               --------                             --------
               1.  Dow  Chemical                    Midland, MI
               2.  Van  Waters & Rogers             Greensboro, NC
               3.  Witco                            Greenwich, CT
               4.  Exxon Mobile Chemical Company    Houston, TX

COST OF EQUIPMENT

         CCP plans to purchase machinery and technology to build a state of the art cross-linked polyethylene foam manufacturing facility. The following is an estimate of the planned purchases:

Description                                                                                          Estimated Cost
-----------                                                                                          --------------
Equipment (for plastic processing)
   1 Mixer  (heats and mixes resins and chemicals)
   1 Mill  (levels and flattens chemical mix into sheets)
   2 x Stage 1 Presses (first chemical expansion using heat and blowing agent) 6
   x Stage 2 Presses  (further  expansion  (greater  dwell time over first stage press)) 2 Sets of Molds (forms the block (or bun) sizes;  two sizes: 4" x 48"
   x 72" and 4" x 30" x 96")
   Large Mixer for FR Grades  (fire retardant requires special mixer)
   Heavy Duty Molds for 4, 6 & 8 lb. Product
      Estimated Cost..........................................................................       $ 2,540,000

Equipment - (supporting equipment)
   1 Steam Boiler 300 h.p.  (horse power) (used for heating  chemical)
   1 Cooling Tower 200 h.p. (cools water from boiler)
   1 Air Receiver 200 cubic feet/second (exchanges  air in cooling  tower)
   1 Air Compressor-  150 cubic  feet/minute capacity
   1 Oil Heater and Cooler (heats oil used for mixer and presses) Block
   Washing  Equipment  (washes mold release agent and grim from buns)
   Laboratory Equipment (quality control  equipment)
   Dewatering Tank 60 cubic feet (cleans water)
   2 Fork Trucks
   2 Weight Scales
   various  tools,  scales  and  product cleaning equipment
      Estimated Cost..........................................................................           380,000

Office Equipment and Computers
   (includes  integrated  computer  system and software;  phone  system;  office furniture and fixtures, etc.)
      Estimated Cost..........................................................................            80,000

Facility and Other Estimated Costs
   Upfitting and manufacturing facility preparation (includes wiring,  plumbing, racks, dock preparation, etc.)
      Estimated Cost..........................................................................           150,000

Total Estimated Working Capital...............................................................         1,350,000
                                                                                                     -----------
TOTAL ESTIMATED COST FOR PROJECT..............................................................       $ 4,500,000


GOVERNMENT REGULATIONS AND ENVIRONMENTAL COMPLIANCE

         CCP is committed to compliance with all federal, state and local government and environmental regulations. Prior to a site selection specific local regulations are unknown. Environmental regulations include 3 categories: air; water; and solid waste. Air discharge for cross-linked polyethylene foam production requires a "Synthetic Minor" permit. The fee for this permit is $400. Wastewater disposal will utilize municipal systems. This will require a "pre-treatment" permit and the fee is $325. In the event the manufacturing facility is free standing

(not a public warehouse complex facility), a "storm water" permit is required for water runoff. This fee would be $420. Material scrap is utilized as a base component for carpet liners. Although these are non-hazardous materials, a "hazardous waste I.D. number" will be applied for from the Environmental Protection Agency. There is no application fee for this permit. Beyond permits indicated, there are no additional government approvals required or regulations to be met. Cross-linked polyethylene is an inert product. The chemicals that makeup this material are also inert. With no hazardous materials utilized in the process or to dispose of, there are no environmental related costs for internal processing, storage or disposal.

PROPERTY AND FACILITIES

         CCP owns no property. Currently, Mr. Allison is running the business from an office in his home. There is no lease or rental fee. CCP has a mailbox located at 6040-A Six Forks Road, Suite 179, Raleigh, North Carolina 27609. The cost of this mailbox is $108 per year.

INTELLECTUAL PROPERTY

         CCP has no intellectual property.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND OFFICERS

         The following are CCP's directors and executive officers. The terms of all directors expire at the next annual meeting of shareholders and upon election of their successors. The terms of all officers expire at the next annual meeting of the board of directors and upon the election of the successors of such officers.


          Name                 Age                       Position
          ----                 ---                       --------
  David  R.  Allison           55   President, CFO, and Chairman of the Board of
                                    Directors

  Francis  Ray  Provencher     60   Secretary  and  Director

  Thomas  R.  Shute            64   Director


         DAVID R. ALLISON has been President, CFO and Chairman of the Board of Directors since September, 2002. Mr. Allison founded Custom Craft Packaging, Inc. in 1993, CCP's operating subsidiary. Mr. Allison was the president and Chairman of the Board of Directors of Custom Craft up until the time it was acquired by CCP. From September, 1999 to July 2000 he was vice president of sales for CompuPrint, Inc., a publicly reporting company as of 2002, and is currently the president, CFO and Chairman of the Board of Directors of CompuPrint, Inc. CompuPrint is a remanufacturer and distributor of laser and ink jet printer cartridges. From 1985 to 1993, Mr. Allison was the founder and president of Com-Tech Packaging, Inc., its business included packaging and foam manufacturing. Mr. Allison graduated from the University of

Denver with a B.S. degree in Business Administration in 1971. Mr. Allison currently devotes approximately 10 hours per week to CCP and 15 hours to its subsidiary Custom Craft. It is anticipated that the number of hours he commits to CCP will continue to grow through 2003 to approximately 30 hours per week to CCP and an additional 15 hours to its subsidiary Custom Craft.

         FRANCIS "RAY" PROVENCHER has been the secretary and a director since September, 2002. Since 1994, Mr. Provencher has been the treasurer of Custom Craft Packaging, Inc. Since 1992, Mr. Provencher has been self-employed as an accountant. From 1988 to 1992 he was the controller for J&G Truck Brokers, Inc., a freight brokerage in Wake Forest, North Carolina. From 1984 to 1988 he was the controller for Geobased Systems, Inc., a computer software developer in Research Triangle Park, North Carolina. From 1982 to 1984 he was an accounting instructor at Hardbarger Junior College in Raleigh, North Carolina. Mr. Provencher attended North Carolina State University from 1975 to 1980 and studied accounting. He earned his Public Accountant's Certificate in 1981. Mr. Provencher currently devotes approximately 2 hours per week each to CCP and to its subsidiary Custom Craft. This commitment is expected to grow through 2003 to 5 hours per week each to CCP and to its subsidiary Custom Craft.

         THOMAS R. SHUTE has been a director since September, 2002. From 1992 to the present, Mr. Shute has been president of Thomas R. Shute, Inc., and engaged as a network and computer mainframe consultant. From 1965 to 1992, Mr. Shute held various positions with IBM. During Mr. Shute's last position with IBM, from 1986 to 1992, he was responsible for building a consulting program for voice and data integration. Mr. Shute earned his B.S. Degree in Chemical Engineering from the University of New Hampshire in 1965. Mr. Shute attended the IBM Systems Research Institute in 1971. Mr. Shute currently devotes approximately 2 hours per week each to CCP and to its subsidiary Custom Craft. This commitment is expected to grow through 2003 to 5 hours per week each to CCP and to its subsidiary Custom Craft.


                             EXECUTIVE COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended December 31, 2002, 2001 and 2000. Note that CCP Worldwide was incorporated on September 23, 2002, therefore, there was no compensation to any executive officers in 2000 or 2001. The compensation to David R. Allison listed below reflects compensation from Custom Craft, CCP's operating subsidiary. The named executive officers (the "Named Executive Officers") are CCP Worldwide, Inc.'s Chief Executive Officer, Chief Operating Officer and Secretary and the other executive officers of CCP Worldwide who each received in excess of $100,000 in total annual salary and bonus for fiscal year 2002. Compensation is shown in the following table:

                           Summary Compensation Table


                                                  Annual Compensation
                                           -------------------------------------
                                  Fiscal                       Other Annual
    Name and Principal Position    Year      Salary ($)       Compensation ($)
    ---------------------------  --------- -------------   ---------------------
    David  R.  Allison            2002           0               $45,000 (1)
      President, CFO, Chairman    2001           0               $45,000 (2)
      of the Board of Directors   2000           0               $59,796 (2)

    Francis  Ray  Provencher      2002           0                  0
      Secretary, Director         2001           0                  0
                                  2000           0                  0


    Thomas  R.  Shute             2002           0                  0
      Director                    2001           0                  0
                                  2000           0                  0

    (1) Includes $19,400 net S-corporation earnings of Custom Craft and $10,000 consulting fee by CCP.

    (2)   Represents net S-corporation earnings of Custom Craft.

DIRECTOR COMPENSATION

         At this time, we do not pay any compensation to directors for their attendance at board meetings.

STOCK OPTION GRANTS

         There were no individual grants of stock options to any Executive Officers during the fiscal years ended December 31, 2002, 2001 or 2000.

2002 STOCK OPTION PLAN

         We adopted our 2002 Stock Option Plan on September 23, 2002. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options" described below. We have not yet granted any options or stock appreciation rights under the plan.

         The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan.

Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

         Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

         The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

         The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

         Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director:

         (i) for any breach of the director's duty of loyalty to us or our stockholders;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or

         (iv) for any transaction from which the director derived an improper personal benefit.

         Additionally, we have included in our Certificate of Incorporation and our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under a company's bylaws, any agreement, vote of stockholders or otherwise.

         The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information regarding the beneficial ownership of our common stock as of September 23, 2003. The information in this table provides the ownership information for:


         a. each person known by us to be the beneficial owner of more than 5% of our common stock;

         b.       each of our directors;

         c.       each of our executive officers; and

         d. our executive officers, directors and director nominees as a group.

         Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 4,995,000 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

                                                        AMOUNT OF       PERCENT OF
                                                        COMMON STOCK    CLASS
  NAME AND ADDRESS OF BENEFICIAL    EXECUTIVE OFFICE    BENEFICIALLY    OF COMMON
       OWNER                        HELD (IF ANY)       OWNED           STOCK
----------------------------------  ----------------    -------------  ------------
David R. Allison                    President, CFO and   3,000,000          60%
c/o CCP Worldwide, Inc.             Chairman of the
6040-A Six Forks Road, Suite 179    Board of Directors
Raleigh, North Carolina 27609

Francis Ray Provencher              Secretary and                0           0%
c/o CCP Worldwide, Inc.             Director
6040-A Six Forks Road, Suite 179
Raleigh, North Carolina 27609

Thomas R. Shute                     Director                10,000          <1%
c/o CCP Worldwide, Inc.
6040-A Six Forks Road, Suite 179
Raleigh, North Carolina 27609

All Executive Officers and
Directors as a Group (3 persons)                         3,010,000          60%


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On September 23, 2002, David Allison, the sole shareholder of Custom Craft Packaging, Inc., sold all of his Custom Craft Packaging, Inc. shares to CCP in exchange for 3,000,000 shares of CCP. Mr. Allison was the founder of CCP and of Custom Craft Packaging, Inc.


         David Allison owns approximately 60% of the outstanding shares of CCP; he is a promoter of the CCP.

         Custom Craft (the operating subsidiary of CCP) loans to David Allison, CCP's President, CFO and Chairman of the Board of Directors, in 2001 and 2002 were as follows: at the beginning of 2001 there was an outstanding loan to David Allison of $6,500, and then an additional $22,100 was loaned to David Allison. Later in 2001, David Allison then repaid $13,500 to Custom Craft. The remaining balance in 2001 owed by David Allison to Custom Craft was $15,100. In 2002 Custom Craft loaned an additional $28,717 to David Allison. In 2002 David Allison repaid $36,700 to Custom Craft. The remaining balance owed by David Allison to Custom Craft as of September 23, 2003 is $9,917. Loans to Mr. Allison consisted of various advances and reimbursements over the years. The loans were non-interest bearing and due upon demand.

         In September, 2002, we issued 50,000 shares of our common stock to KGL Investments, Ltd., the beneficial owner of which was Kaplan Gottbetter & Levenson, LLP, prior counsel to CCP. These shares are now held by Jackson Steinem, Inc., the beneficial owner of which is

Adam S. Gottbetter, a partner of Gottbetter & Partners, LLP, our legal counsel. The shares were issued in exchange for $2,500 worth of non-legal services rendered. The shares were valued at $.05 per share.


         We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.



                            DESCRIPTION OF SECURITIES

         Our authorized capital stock currently consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. There are 4,995,000 shares of our common stock issued and outstanding, and no other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures outstanding.

         The description of our securities contained herein is a summary only. For more complete information, you should read our Certificate of Incorporation and its restatements, together with our corporate bylaws.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

         Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

         a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

         b.   all   unsecured   liabilities,   including   any  then   unsecured
              outstanding secured debt securities which we may have issued as of such time; and

         c. all liquidation preferences on any then outstanding preferred stock.

         Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

         Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

DELAWARE ANTI-TAKEOVER LAW

         If we close an initial public offering of our securities, and become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner.

         As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

REPORTS TO STOCKHOLDERS

         We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

TRANSFER AGENT

         We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004 as transfer agent for our common stock.



                              SELLING STOCKHOLDERS

         All of the shares of CCP common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

         All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

         The selling stockholders are offering a total of 1,995,000 shares of CCP common stock. The selling stockholders are not, nor are they affiliated with, broker dealers. The following table sets forth:

         a.       the name of each person who is a selling stockholder;

         b. the number of securities owned by each such person at the time of this offering; and

         c. the number of shares of common stock such person will own after the completion of this offering.

         The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.

                                                            SHARES OWNED PRIOR TO THE      SHARES OWNED AFTER THE
                                              NUMBER OF            OFFERING                      OFFERING
SELLING STOCKHOLDER                         SHARES OFFERED    NUMBER      PERCENTAGE       NUMBER      PERCENTAGE
-------------------                         --------------    ------      ----------       ------      ----------
Anderson, Dennis                                  10,000         10,000         *            -0-            -0-
Bamby Investments S.A. (1)                       150,000        150,000        3%            -0-            -0-
Barker IV, Jetter A.                               5,000          5,000         *            -0-            -0-
Barker, Elenora                                    3,500          3,500         *            -0-            -0-
Barnes, Alicia G.                                 10,000         10,000         *            -0-            -0-
Callanan, Victoria                                10,000         10,000         *            -0-            -0-
Causey III, James                                 10,000         10,000         *            -0-            -0-
Christen, Thomas                                 150,000        150,000        3%            -0-            -0-
Conklin, William                                  10,000         10,000         *            -0-            -0-
Crystal Overseas Trading Inc. (2)                150,000        150,000        3%            -0-            -0-
Curchod, Roger                                    10,000         10,000         *            -0-            -0-
Eikenberry, Erik                                  10,000         10,000         *            -0-            -0-
Fahlberg, John                                    12,500         12,500         *            -0-            -0-
Handschin, Kurt                                   10,000         10,000         *            -0-            -0-
Harlow, Carlton (3)                               10,000         10,000         *            -0-            -0-
Harlow, Claude (4)                                 5,000          5,000         *            -0-            -0-
Harlow, Julia                                      5,000          5,000         *            -0-            -0-

                                                            SHARES OWNED PRIOR TO THE      SHARES OWNED AFTER THE
                                              NUMBER OF            OFFERING                      OFFERING
SELLING STOCKHOLDER                         SHARES OFFERED    NUMBER      PERCENTAGE       NUMBER      PERCENTAGE
-------------------                         --------------    ------      ----------       ------      ----------
Ignacio, Dara S.                                  10,000         10,000         *            -0-            -0-
Jackson Steinem, Inc. (5)                         50,000         50,000        1%            -0-            -0-
Lane, Jr., Ollen                                  10,000         10,000         *            -0-            -0-
Ledford, Donald                                   15,000         15,000         *            -0-            -0-
Lee, Judith                                        5,000          5,000         *            -0-            -0-
Lupercio, Janet                                   10,000         10,000         *            -0-            -0-
MacDonald, Gina                                   10,000         10,000         *            -0-            -0-
McDowell, Scott                                   25,000         25,000         *            -0-            -0-
Ming Capital Enterprises, Inc. (6)               150,000        150,000        3%            -0-            -0-
Murphy, Michael W.                                10,000         10,000         *            -0-            -0-
Noyola, Nelson                                    10,000         10,000         *            -0-            -0-
Parker, Lisa                                      10,000         10,000         *            -0-            -0-
Partner Marketing AG (7)                         150,000        150,000        3%            -0-            -0-
Private Investment Company Ltd. (8)              150,000        150,000        3%            -0-            -0-
Reginato, Travis                                  10,000         10,000         *            -0-            -0-
Russenberger, Christian                           10,000         10,000         *            -0-            -0-
Schopper, Hans                                   150,000        150,000        3%            -0-            -0-
Seloz Gestion & Finance SA (9)                   150,000        150,000        3%            -0-            -0-
Shute, Thomas R. (10)                             10,000         10,000         *            -0-            -0-
Smitherman, Jr., James (11)                       12,000         12,000         *            -0-            -0-
Smitherman, Susan (12)                            12,000         12,000         *            -0-            -0-
Syrah Invest Corp. (13)                          150,000        150,000        3%            -0-            -0-
Terraco Holding SA (14)                          150,000        150,000        3%            -0-            -0-
Turf Holding Inc. (15)                           150,000        150,000        3%            -0-            -0-
Watson, Charles                                    5,000          5,000         *            -0-            -0-
Total                                          1,995,000      1,995,000                      -0-            -0-


*        Indicates less than one percent of the total outstanding common stock.

(1) The beneficial owner and control person of Bamby Investments SA is Camille Escher.

(2) The beneficial owner and control person of Crystal Overseas Trading, Inc. is Daniele Cimmino.

(3)   Carlton Harlow is the son of Claude Harlow.

(4)   Claude Harlow is the father of Carlton Harlow.

(5)   The beneficial owner and control person of Jackson Steinem,  Inc., is Adam
      S. Gottbetter a partner of Gottbetter & Partners, LLP, (our legal counsel).

(6) The beneficial owner and control person of Ming Capital Enterprises, Ltd. is Unni Kumaran Menon.

(7) The beneficial owner and control person of Partner Marketing AG is Karl Volger.


(8) The beneficial owner and control person of Private Investment Company Ltd. is The Estate of Martin Christen. Martin Christen, recently deceased, was the brother of selling shareholder Thomas Christen.


(9) The beneficial owner and control person of Seloz Gestion & Finance S.A. is Rene Belser.

(10)  Thomas R. Shute is a Director of CCP.

(11)  James Smitherman, Jr. and Susan Smitherman are husband and wife.

(12)  James Smitherman, Jr. and Susan Smitherman are husband and wife.

(13) The beneficial owner and control person of Syrah Investment Corporation is Engelbert Schreiber jun.

(14) The beneficial owner and control person of Terraco Holding SA is Dagmar Papenberg.

(15)  The  beneficial  owner and  control  person of Turf  Holding is  Vijendran
      Poniah.



                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $.10 per share until our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

         a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         d.   privately negotiated transactions; and

         e.   a combination of any such methods of sale.

         In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus.

         If  the   selling   shareholders   enter  into  an   agreement,   after
effectiveness of this registration statement, to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter then CCP will file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and will revise the disclosures in the registration statement, and will file the broker-dealer agreement as an exhibit to the registration statement.

         In  offering  the  shares  covered  by  this  prospectus,  the  selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. None of the selling shareholders are broker-dealers or affiliates of broker dealers. There are no standby arrangements or agreements with any broker-dealers or underwriting firms to resell on behalf of the selling shareholders.


         Selling shareholders may sell their shares in all 50 states in the U.S. Further, CCP will be profiled in the Standard & Poor's publications or
"manuals". The Standard & Poor's manuals are widely subscribed to by broker/dealers, market makers, institutional investors, university libraries and public libraries.


         If our stock does become publicly traded, we will be subject to the penny stock rules. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks.

         We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

         This offering will terminate on the earlier of (i) the date that all shares offered by this prospectus have been sold by the selling shareholders,
(ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date all of the selling shareholders may sell all of the shares described herein without restriction by the volume limitations of Rule 144(k) of the Securities Act.



                            MARKET FOR COMMON EQUITY

SHARES ELIGIBLE FOR FUTURE SALE

MARKET INFORMATION

         There is no public trading market on which CCP's Common Stock is traded. CCP has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of CCP's common stock on the Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

         There are forty-three (43) record holders of common equity.

         There are no outstanding options or warrants to purchase, or securities convertible into, common equity of CCP.

         We have outstanding 4,995,000 shares of our common stock. Of these shares, 1,995,000 shares will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 1,985,000 shares of our common stock, 40% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


                                LEGAL PROCEEDINGS

         We do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.


                                  LEGAL MATTERS


         Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022. Jackson Steinem, Inc. (the beneficial owner of which is Adam S. Gottbetter of Gottbetter & Partners, LLP) is registering 50,000 shares of CCP stock in this registration statement.



                                     EXPERTS

         The financial statements of CCP Worldwide, Inc., for the year ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

         We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

         We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                       CCP Worldwide, Inc. and Subsidiary



Auditors' Report ...............................................................F-1

Consolidated Balance Sheet of December 31, 2002 and of June 30, 2003
         (unaudited)............................................................F-2

Consolidated Statements of Operations for the years ended December 31,
         2002 and 2001 and for the six months ended June 30, 2003 and 2002
         (unaudited)............................................................F-3

Consolidated Statement of Shareholders' Equity as of and for the years ended
         December 31, 2001 and 2002 and for the six months ended June 30, 2003
         (unaudited)............................................................F-4

Consolidated Statements of Cash Flows for the years ended December 31,
         2002 and 2001 and for the six months ended June 30, 2003 and 2002
         (unaudited)............................................................F-5

Notes to Consolidated Financial Statements .....................................F-6 - F-9

                     [Letterhead of Rogoff & Company, P.C.]




                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors and Shareholders
CCP Worldwide, Inc.:

We have audited the accompanying consolidated balance sheet of CCP Worldwide, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCP Worldwide, Inc. and subsidiary at December 31, 2002, and the results of their operations and cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/Rogoff & Company, P.C.
------------------------------
Rogoff & Company, P.C.
New York, New York
February 13, 2003

                     CCP WORLDWIDE, INC. and Subsidiary
                        Consolidated Balance Sheets



                                                                      June 30,
                                                                        2003           December 31,
                                                                     (Unaudited)           2002
                                                                      ---------          ---------
                                   ASSETS
                                   ------
Current assets:
  Cash                                                                $  16,511          $ 133,927
  Accounts receivable, net of allowance for
    doubtful accounts of $2,000 in 2003 and 2002                          7,854             20,051
  Loan to shareholder                                                     9,917              7,117
                                                                      ---------          ---------
    Total current assets                                                 34,282            161,095
                                                                      ---------          ---------

Fixed assets:
  Office furniture and equipment                                          1,525              1,525
  Accumulated depreciation                                               (1,525)            (1,525)
                                                                      ---------          ---------
    Total fixed assets                                                       --                 --
                                                                      ---------          ---------

Total assets                                                          $  34,282          $ 161,095
                                                                      =========          =========



               LIABILITIES and SHAREHOLDERS' (DEFICIT) EQUITY
               ----------------------------------------------

Liabilities:
  Accounts payable                                                    $  12,370          $  44,402
  Accrued expenses                                                       23,667                 --
  Payroll taxes payable                                                   5,324                 --
                                                                      ---------          ---------
    Total current liabilities                                            41,361             44,402
                                                                      ---------          ---------

Commitment (Note H)

Shareholders' (deficit) equity:
  Preferred stock, $0.0001 par value,
    5,000,000 shares authorized, no
    shares issued and outstanding                                            --                 --
  Common stock, $0.001 par value,
    100,000,000 shares authorized, 4,995,000
    shares issued and outstanding                                         4,995              4,995
  Additional paid in capital                                            136,181            136,181
  Retained deficit                                                     (148,255)           (24,483)
                                                                      ---------          ---------
    Total shareholders' (deficit) equity                                 (7,079)           116,693
                                                                      ---------          ---------

Total liabilities and shareholders' (deficit) equity                  $  34,282          $ 161,095
                                                                      =========          =========


See accompanying notes to financial statements.

                       CCP WORLDWIDE, INC. and Subsidiary
                      Consolidated Statements of Operations


                                                 Six Months Ended June 30,
                                                 2003                 2002                  Years Ended December 31,
                                              (Unaudited)          (Unaudited)              2002                2001
                                              -----------          -----------          -----------          -----------
Net sales                                     $    88,652          $   176,339          $   288,919          $   399,848
Cost of sales                                      71,129              155,421              244,733              344,511
                                              -----------          -----------          -----------          -----------
    Gross profit                                   17,523               20,918               44,186               55,337
                                              -----------          -----------          -----------          -----------

Operating expenses:
  Shareholder compensation (Note A)                36,814               17,500               45,000               45,000
  Professional fees                                84,391                   --               13,750                   70
  Selling, general and administrative              20,090                8,495               25,080               21,686
  Depreciation                                         --                   58                   87                   55
                                              -----------          -----------          -----------          -----------
    Total expenses                                141,295               26,053               83,917               66,811
                                              -----------          -----------          -----------          -----------

Net loss                                      $  (123,772)         $    (5,135)         $   (39,731)         $   (11,474)
                                              ===========          ===========          ===========          ===========

Loss per common share - basic                 $     (0.02)         $        **          $     (0.01)         $        **
                                              ===========          ===========          ===========          ===========

Weighted average common
    shares outstanding - basic                  4,995,000            3,000,000            3,168,745            3,000,000
                                              ===========          ===========          ===========          ===========


     ** Amount is less than $.01.


See accompanying notes to financial statements.

                       CCP WORLDWIDE, INC. and Subsidiary
            Consolidated Statements of Shareholders' Equity (Deficit)
   Years Ended December 31, 2001 and 2002 and Six Months ended June 30, 2003

                                                                 Common Stock
                                                           ------------------------     Additional
                                                            Number                        Paid-in        Retained
                                                           of Shares       Amount         Capital        Earnings          Total
                                                           ---------      ---------      ---------       ---------       ---------
Balance, January 1, 2001                                   3,000,000      $   3,000      $      --       $  (2,996)      $       4
    Net loss - 2001                                               --             --             --         (11,474)        (11,474)
    Shareholder compensation (Note A)                             --             --         45,000              --          45,000
    Dividends to shareholder                                      --             --             --         (34,675)        (34,675)
                                                           ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2001                                 3,000,000          3,000         45,000         (49,145)         (1,145)
    Net loss - 2002                                               --             --             --         (39,731)        (39,731)
    Shareholder compensation (Note A)                             --             --         35,000              --          35,000
    Dividends to shareholder                                      --             --             --         (19,400)        (19,400)
    Termination of S-corporation election                         --             --        (83,793)         83,793              --
    Common stock issued for professional services             50,000             50          2,450              --           2,500
    Common stock issued for cash,
      net of placement costs of $55,031                    1,945,000          1,945        137,524              --         139,469
                                                           ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2002                                 4,995,000      $   4,995      $ 136,181       $ (24,483)      $ 116,693
    Net loss - six months ended June 30, 2003 (Unaudited)         --             --             --        (123,772)       (123,772)
                                                           ---------      ---------      ---------       ---------       ---------
Balance, June 30, 2003 (Unaudited)                         4,995,000      $   4,995      $ 136,181       $(148,255)      $  (7,079)
                                                           =========      =========      =========       =========       =========

See accompanying notes to financial statements.

                 CCP WORLDWIDE, INC. and Subsidiary
               Consolidated Statements of Cash Flows


                                                                      Six Months Ended
                                                                 June 30,           June 30,                   Years Ended
                                                                   2003               2002           December 31,       December 31,
                                                                (Unaudited)        (Unaudited)           2002               2001
                                                                 ---------          ---------          ---------          ---------
Cash flows from operating activities:
  Net loss                                                       $(123,772)         $  (5,135)         $ (39,731)         $ (11,474)
    Adjustments to reconcile net income (loss) to
    net cash (used in) provided by operating activities:
      Depreciation                                                      --                 58                 87                 55
      Shareholder compensation (Note A)                                 --             17,500             35,000             45,000
      Common stock issued for services                                  --                 --              2,500                 --
    Changes in operating assets and liabilities:
      Accounts receivable                                           12,197             (4,818)            13,500             13,159
      Accounts payable                                             (32,032)           (12,493)           (10,386)               (32)
      Accrued expenses                                              23,667                 --                 --                 --
      Payroll taxes                                                  5,324                 --                 --                 --
                                                                 ---------          ---------          ---------          ---------
    Net cash (used in) provided by operating activities           (114,616)            (4,888)               970             46,708
                                                                 ---------          ---------          ---------          ---------

Cash flows from investing activities:
  Loan to shareholder                                               (2,800)            10,983              7,983             (7,100)
                                                                 ---------          ---------          ---------          ---------

Cash flows from financing activities:
  Distributions to shareholders                                         --            (11,000)           (19,400)           (34,675)
  Common stock issued for cash                                          --                 --            139,469                 --
                                                                 ---------          ---------          ---------          ---------
    Net cash (used in) provided by financing activities                 --            (11,000)           120,069            (34,675)
                                                                 ---------          ---------          ---------          ---------

Net (decrease) increase  in cash                                  (117,416)            (4,905)           129,022              4,933
Cash - beginning of year                                           133,927              4,905              4,905                (28)
                                                                 ---------          ---------          ---------          ---------
Cash - end of year                                               $  16,511          $      --          $ 133,927          $   4,905
                                                                 =========          =========          =========          =========


See accompanying notes to financial statements.

                       CCP WORLDWIDE, INC. and Subsidiary
                   Notes to Consolidated Financial Statements
               (All information pertaining to the Six-months Ended
                           June 30, 2003 is Unaudited)


Note A - Basis Of Presentation And Summary Of Significant Accounting Policies
-----------------------------------------------------------------------------

Business Combination and Consolidation.
---------------------------------------
CCP Worldwide, Inc. ("CCP") was incorporated under the laws of Delaware on September 23, 2002. On that date it issued 3,000,000 initial shares of common stock to David R. Allison in exchange for 100% of the assets, liabilities and outstanding stock of Custom Craft Packaging, Inc. ("Custom Craft"). Professional fees associated with the acquisition approximated $70,000. As the companies were under common control (100% owned by David Allison), the acquisition has been accounted for under the purchase method using historical costs. Retroactive effect has been given to the combination in the accompanying financial statements. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Activity.
------------------
Since 1993, Custom Craft has designed, developed and sold products, materials and containers that are specifically manufactured for its customers to be used in the packaging and shipment of merchandise. The products are manufactured by outside suppliers and shipped directly to Custom Craft's customers, all of which are in the U.S. Custom Craft sets its own sales prices and extends credit to its customers, for which it has credit risk. Custom Craft supports the quality of its products and is the primary obligor on sales to its customers. Custom Craft selects suppliers based on its assessment of their ability to produce all or some part of the specifically designed materials. Custom Craft is obliged to pay the suppliers and receives no commissions from them. Custom Craft's suppliers assume the obligation for the quality of the products they sell to Custom Craft and ship to Custom Craft customers. The method of direct shipment used by Custom Craft generally results in it having no inventory.

Between September 23, 2002 and June 30, 2003 the only material operations of CCP were the incurrence of expenses related to organization costs and audit fees.

Tax Status and Shareholder Compensation.
----------------------------------------
Until September 23, 2002, Custom Craft was subject to the provisions of Subchapter "S" of the Internal Revenue Code, whereby the net income (loss) of Custom Craft was passed through and taxed to the sole shareholder rather than to Custom Craft. Because the "S" corporation's shareholder was compensated for his services primarily through distribution to him of the corporation's net income, the expenses of the corporation did not include expenses representing the fair value of those services. Custom Craft has determined the fair value of his services in 2001 and 2002 (thru September 23, 2002) to be $45,000 and $35,000, respectively, giving consideration to the nature of the services performed, the size of Custom Craft and the economic results achieved. Accordingly, the Company has charged shareholder compensation and a contribution of capital for such amounts.

In addition, accumulated "S" corporation losses of $83,793 have been reclassified to additional paid in capital as of September 23, 2002, representing a deemed distribution to the shareholder. Accordingly, the retained earnings (deficit) thereafter reflects operations since the business combination. After September 23, 2002, CCP and Custom Craft will file consolidated tax returns under Subchapter "C" and all compensation has been charged to expense.

                       CCP WORLDWIDE, INC. and Subsidiary
                   Notes to Consolidated Financial Statements
               (All information pertaining to the Six-months Ended
                           June 30, 2003 is Unaudited)


Note A - Basis Of Presentation And Summary Of Significant  Accounting Policies -
--------------------------------------------------------------------------------
Continued
---------

Allowance for doubtful accounts
-------------------------------
The Company estimates uncollectibility of accounts receivable by analyzing historical bad debts, customer concentrations, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

Revenue Recognition
-------------------
Revenue from sales of packaging materials is recognized when the customers have received such materials.

Loan to Shareholder
-------------------
Loan to shareholder consists of various advances and reimbursements during the course of the year. The loan is non-interest bearing and due upon demand.

Stock Based Compensation
------------------------
Effective January 1, 2003 the Company adopted SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The interim disclosure requirements of SFAS No. 148 are effective for interim periods beginning after December 15, 2002. The Company's stock-based compensation related to employees and non-employee directors is recognized using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and thus there is no compensation expense for options granted with exercise prices equal to the fair value of the Company's common stock on the date of the grant. With respect to stock based compensation granted to non-employees, the Company records an expense equal to the fair value of the option on the measurement date, which is either the earlier of the date at which a commitment for performance is reached or the date at which the service is complete.

Earnings (Loss) Per Share.
--------------------------
The Company presents basic earnings per share and, if appropriate, diluted earnings per share in accordance with the provisions of SFAS No. 128 "Earnings per Share" ("SFAS 128").

Under SFAS 128 basic net earnings (loss) per share is computed by dividing the net earnings (loss) for the year by the weighted average number of common shares outstanding during the year. Diluted net earnings (loss) per share is computed by dividing the net earnings (loss) for the year by the weighted average number of common shares and common share equivalents during the year. Common stock equivalents would arise from the granting of stock options. As of June 30, 2003 the Company did not grant any stock options. Diluted earnings (loss) per share is not included as it is the same as basic.

                       CCP WORLDWIDE, INC. and Subsidiary
                   Notes to Consolidated Financial Statements
               (All information pertaining to the Six-months Ended
                           June 30, 2003 is Unaudited)


Note A - Basis Of Presentation And Summary Of Significant  Accounting Policies -
--------------------------------------------------------------------------------
Continued
---------

Organization Costs.
-------------------
Organization costs have been charged to expense as incurred.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Financial Instruments
---------------------
The carrying amounts of financial instruments, including cash, accounts receivable and accounts payable approximate fair value at June 30, 2003 because of the relatively short maturity of the instruments.

Income Taxes
------------
The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Interim Unaudited Financial Statements
--------------------------------------
The interim financial information is presented in accordance with generally accepted accounting principles for interim financial statements. Such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Note B - Concentration of Credit Risk
-------------------------------------
The Company places its cash at various banking institutions. At times, such amounts might be in excess of the FDIC insurance limit. The company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

Note C - Major Customers
------------------------
For the years ended December 31, 2002 and 2001, Custom Craft had two customers that accounted for approximately 77% and 71%, respectively, of net sales. For the six months ended June 30, 2003 and 2002, Custom Craft had four both customers, that accounted for approximately 86% and 90%, respectively, of net sales in each period.

At December 31, 2002 Custom Craft had two customers that accounted for approximately 100% of accounts receivable. At June 30, 2003 Custom Craft had two customers that accounted for approximately 94% of accounts receivable.

                       CCP WORLDWIDE, INC. and Subsidiary
                   Notes to Consolidated Financial Statements
               (All information pertaining to the Six-months Ended
                           June 30, 2003 is Unaudited)


Note D - Income Taxes
---------------------

The Company has a net operating loss carryforward for income tax purposes of approximately $24,000 at December 31, 2002. This NOL will expire in 2022.

As of December 31, 2002 and 2001, deferred tax assets of $11,900 and $3,200, respectively, have been provided on net operating losses. A full valuation allowance has been provided for against these deferred tax assets.

A reconciliation between income tax at statutory Federal and State income tax rates applied to pretax income to reported income tax expense, is as follows:


                                            Years Ended December 31,
                                      --------------------------------------
                                            2002                 2001
                                      ------------------    ----------------
 Income taxes at the statutory rate               8,700               2,500
 Valuation allowance                             (8,700)             (2,500)
                                      ------------------    ----------------
 Income taxes as reported                            --                  --
                                      ==================    ================

Note E - Capital Transactions
-----------------------------
In September 2002 CCP issued 50,000 shares of common stock in exchange for consulting services valued at $2,500. In December 2002 CCP issued 1,945,000 shares of common stock in exchange for cash of $0.10 per share, pursuant to a private offering memorandum. Direct costs of the private placement of $55,031 were charged against additional paid in capital.

Note F - Stock Option Plan
--------------------------
The company adopted its 2002 Stock Option Plan on September 23, 2002. The plan provides for the grant of options intended to qualify as "incentive stock options;" options that are not intended to so qualify ("non-statutory stock options"); and stock appreciation rights. The total number of shares of CCP common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar change; plus an indeterminate number of shares issuable upon the exercise of "reload options". No options have been granted under the plan.

Note G - Commitments
---------------------
As of December 31, 2002, the Company was committed for legal fees for securities matters of $81,000. Subsequent to December 31, 2002, the Company paid an additional $42,000 of the commitment.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporate Law ("DGCL"), as amended from time to time, indemnify its officers and directors.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The Company's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

         Article X of the Registrant's certificate of incorporation provide as follows:

                                    ARTICLE X
                      LIMITATION ON LIABILITY OF DIRECTORS;
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS;
                         PERSONAL LIABILITY OF DIRECTORS

         (i) To the fullest extent permitted by the GCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         (ii) The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

         (iii) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law , (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


Securities and Exchange Commission Registration Fee              $       25.00
Legal Fees                                                          100,000.00
Accounting Fees                                                      15,000.00
Printing and Engraving                                                3,500.00
Miscellaneous                                                         1,700.00
                                                                  ------------
         TOTAL                                                   $  120,255.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


On September 23, 2002, David Allison, the sole shareholder of Custom Craft Packaging, Inc., sold all of his Custom Craft Packaging, Inc. shares to CCP in exchange for 3,000,000 shares of CCP. The sale was a private transaction without registration in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933,
as amended. There was no general solicitation. These securities have restrictions on resale and bear a legend disclosing this restriction.

In  September,  2002,  CCP  issued  50,000  shares  of its  common  stock to KGL
Investments, Ltd., the owner of which is now Jackson Steinem, Inc. The beneficial owner of which is Adam S. Gottbetter of Gottbetter & Partners, LLP, counsel to the Company. The shares were issued in exchange for $2,500 worth of non-legal services rendered, which included corporate formation and corporate governance. The shares were valued at $.05 per share. KGL Investments, Ltd. and Jackson Steinem, Inc. are accredited investors. The sale was a private transaction without registration in reliance on the exemptions provided by
Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended. There was no general solicitation. These securities have restrictions on resale and bear a legend disclosing this restriction.

From November 1, 2002 to December 19, 2002, CCP sold 265,000 shares of its common stock at $.10 per share for a total of $26,500. These shares were sold to 26 accredited investors who had access to all material information pertaining to the Company. A private placement memorandum was provided to the accredited investors. These investors were personal business acquaintances of CCP's officers and directors. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D of the Securities Act of 1933, as amended. There was no general solicitation. These securities have restrictions on resale and bear a legend disclosing this restriction.

Also, from November 1, 2002 to December 19, 2002, CCP sold 1,680,000 shares of its common stock at $.10 per share for a total of $168,000. These shares were sold to 14 foreign investors who had access to all material information pertaining to the Company. These foreign investors signed a subscription agreement that stated among other things that: the investor understands that the shares have not been registered under the Securities Act; that the shares may only be resold in compliance with the provisions of Regulation S; that the investor is not a U.S. citizen; that the investor is purchasing the shares for its own account; and that the shares have restrictions on resale and will bear a legend disclosing this restriction. The sales were a private transaction without registration in reliance on the exemptions provided by Rule 903 of Regulation S of the Securities Act of 1933, as amended. There was no general solicitation.


         The issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The Company made the determination that each investor had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment. There was no general solicitation or general advertising used to market the securities. Also, these investors were given a private placement memorandum containing the kind of information normally provided in a prospectus. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 27. EXHIBITS.


  Exhibit
  Number        Description
---------       ----------------------------------------------------------------

  3.1     -     Certificate  of  Incorporation *

  3.2     -     By-Laws *

  4.1     -     Specimen  Certificate  of  Common  Stock**

  5.1     -     Form  of  Opinion  of  Counsel**

 10.1     -     Stock  Option  Plan  of  2002*

 10.2     -     Common Stock Purchase Agreement Between CCP Worldwide, Inc.
                and David R. Allison**

 21.1     -     List  of  Subsidiaries*

 23.1     -     Accountant's  Consent

 23.2     -     Counsel's  Consent  to  Use  Opinion (included  in Exhibit 5.1)

--------------------

*        Previously filed in Registration Statement on Form SB-2, filed with the
         Securities  and  Exchange   Commission,   Registration   Statement  No.
         333-102629 on January 21, 2003.


**       Previously filed in Registration Statement on Form SB-2, filed with the
         Securities  and  Exchange   Commission,   Registration   Statement  No.
         333-102629 on July 3, 2003.



ITEM 28. UNDERTAKINGS.

         The Registrant undertakes to:

         (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii)    Include   any   additional   or   changed    material
                           information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Raleigh, North Carolina on September 23, 2003.


                                              CCP Worldwide, Inc.


                                              By: /s/ David R. Allison
                                                  ------------------------------
                                                  David R. Allison
                                                  President, CFO, Treasurer and
                                                  Chairman of the Board


         In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


      Signature                           Title                                      Dated
 /s/ David R. Allison              President, CFO, Treasurer and                September 23, 2003
------------------------------     Chairman of the Board
     David R. Allison


/s/  Francis Ray Provencher        Secretary, Principal Accounting Officer,     September 23, 2003
------------------------------     Director
     Francis Ray Provencher


/s/  Thomas R. Shute               Director                                     September 23, 2003
------------------------------
     Thomas R. Shute

                               CCP WORLDWIDE, INC.
                                  EXHIBIT INDEX


  Exhibit
  Number        Description
---------       ----------------------------------------------------------------

  3.1     -     Certificate of Incorporation *

  3.2     -     By-Laws*

  4.1     -     Specimen Certificate of Common Stock**

  5.1     -     Form of Opinion of Counsel**

 10.1     -     Stock Option Plan of 2002*

 10.2     -     Common Stock Purchase Agreement Between CCP Worldwide, Inc.
                and David R. Allison**

 21.1     -     List of Subsidiaries*

 23.1     -     Accountant's Consent

 23.2     -     Counsel's Consent to Use Opinion (included in Exhibit 5.1)**

---------------------------

*        Previously filed in Registration Statement on Form SB-2, filed with the
         Securities  and  Exchange   Commission,   Registration   Statement  No.
         333-102629 on January 21, 2003.


**       Previously filed in Registration Statement on Form SB-2, filed with the
         Securities  and  Exchange   Commission,   Registration   Statement  No.
         333-102629 on July 3, 2003.